Exhibit 99.1

LIVEXLIVE MEDIA ANNOUNCES Q2 FISCAL 2021 RESULTS

AND 10th CONSECUTIVE QUARTER OF RECORD REVENUE

●	Revenue Increased 52% YOY to a Record $14.6 Million in Q2 Fiscal 2021

●	Contribution Margin* Increased Over 148% to a Record 29.3% in Q2 Fiscal 2021, up from 11.8% in Q2 fiscal 2020

●	Q2 Fiscal 2021 GAAP Loss from Operations was ($7.1) Million, a 28% Improvement

●	Adjusted Operating Loss (AOL)* from Core Operations was ($0.1) Million in Q2 Fiscal 2021, an Improvement of $2.0 Million when Compared to Q2 fiscal 2020 AOL* of ($2.1) Million

●	Revenue Streams Diversified in Q2 Fiscal 2021 comprised of 53% Subscription, 39% Advertising and Sponsorship and 8% Pay-Per-View Ticketing compared to 94% Subscription and 6% Advertising in Q2 Fiscal 2020

●	As Compared to Fiscal 2020, Shareholder Equity increased by $20.3 Million, Working Capital Increased by $18.5 million, and Cash Increased by $9 Million to $21.0 Million in Q2 Fiscal 2021

●	Paid subscribers as of September 30, 2020 increased 21% to 936,000***

●	Over the last six months, LiveXLive livestreamed 103 events featuring 1,553 artists generating content which has been viewed over 95 million times, as compared to 22 events featuring 224 artists generating content which was viewed over 60 million times for the same period a year ago

●	Completed Acquisition of PodcastOne and Announced Planned Acquisition of Merchandising Company Custom Personalization Solutions - Expected to Expand and Further Diversify Revenue

●	Spring Awakening, React Presents trophy property expands live business to Cancun Mexico, has over $1.3 million ticket sales, proving the demand for live music when COVID-19 ends.

Los Angeles, CA - November 16, 2020 – LiveXLive Media, Inc. (Nasdaq: LIVX) (“LiveXLive”), a global platform for livestream and on-demand audio, video and podcast content in music, comedy and pop culture, and owner of PodcastOne, Slacker Radio, and React Presents, announced today results for its second fiscal quarter ended September 30, 2020 and record revenue and contribution margin*.

In Q2 fiscal 2021, LiveXLive posted record revenue of $14.6 million, as well as record contribution margin* of $4.3 million. The increases were driven by growth in advertising revenue, strong sponsorship, and pay-per-view (“PPV”) ticket sales and improved margin expansion across LiveXLive’s live music events platform. On a U.S. GAAP basis, LiveXLive recorded a loss from operations of ($7.1) million and a net loss of ($10.2) million. On a non-GAAP basis, Adjusted Operating Loss (“AOL”)* narrowed to ($1.4) million from ($3.7) million in Q2 2020.

LiveXLive CEO and Chairman, Robert Ellin, commented, “Delivering the most authentic voice in music in the past 25 years, LiveXLive is a leading talent-first platform focused on connecting artists with their superfans - building long term, sustainable, valuable franchises in audio music, podcasting, OTT, pay-per-view and live streaming. Delivering our 10th consecutive quarter of record revenues, our team has built one of the most powerful social live music networks in the world to Attend, Listen, Watch, Engage, and Transact. Based on completed and planned pay-per-view events, the substantial increase in sponsorship deals, and an expected improvement in ad revenue, we expect to report our 11th consecutive quarter of record revenue for our current Q3 fiscal quarter.”

Recent and Q2 Fiscal 2021 Highlights

●	Completed the acquisition of PodcastOne and announced the planned all-stock acquisition of e-commerce merchandise company, Custom Personalization Solutions (“CPS”), which recorded approximately $19.0 million in revenue in 2019. The CPS acquisition is expected to close by the end of calendar 2020 and be immediately accretive to Adjusted Operating Income*.

●	LiveXLive’s 24-hour linear OTT streaming channel now reaches over 300 million people on Amazon Fire, Roku, Apple TV, SLING, both Samsung Smart TVs and Samsung TV Plus, Xumo, and ReachTV, Consumable TV streaming original content, artist interviews, concerts, festivals, ancillary event-related content and short-form video content from around the world.

●	***Ended September 30, 2020 with 936,000 paid subscribers, an increase of 161,000, or 21% year-over-year. Included in the total number as of September 30, 2020 are certain subscribers which are the subject of a contractual dispute. LiveXLive is currently not recognizing revenue related to these subscribers.

●	PodcastOne’s franchise of exclusive shows has grown to more than 235 as more than 350 podcast episodes are produced weekly. Total social media reach across the exclusive talent roster of PodcastOne now exceeds 261 million.

●	PodcastOne’s hit podcast, The LadyGang, reached a major milestone of 100 million downloads.

●	PodcastOne launched new exclusive podcasts with Adam Corolla, Pitbull, Amanda Cerny, Jacqueline Fernandez, Michael Irvin, Jeff Cesario, and Chris Myers.

●	Expanded sponsorship deals to now include Pepsi, McDonald’s, Hyundai, Corona, Porsche, Chipotle, State Farm, Kia, White Claw, Mike’s Hard Lemonade, and Mentos Pure Fresh Gum -- and through LiveXLive’s multi-year livestream partnership with iHeartRadio - Progressive Insurance, Capital One, Ally Financial, Goya, Country Crock, St. Jude and OGX.

●	Exclusively produced and delivered livestream PPV concerts by Grammy-winner Pitbull, the Modern Drummer Festival, Darius Rucker, and K-Pop sensations Monsta X and Wonho. In addition, sold and distributed the “Live From Out There” PPVs.

●	Engagements within LiveXLive’s social media channels garnered a double-digit increase with total engagements up over 63% and average engagements per post up 122%.

●	Completed $17.5 million common stock financing at $4.14 per share.

●	Further improved the balance sheet by extending payment terms on $5.9 million of current payables owed to a music partner by twelve months and completed a $15.0 Million senior secured convertible notes financing agreement, convertible at $4.50 per share, with a major existing institutional stockholder in September 2020 and repaid senior secured debentures in August 2020.

Business Outlook

LiveXLive is raising its full-year fiscal 2021 guidance as follows:

●	Revenue of $63.5 - $69.5 million

●	Annualized Contribution Margin* of 30% - 35% of revenue

●	Adjusted Operating Loss* of ($2.5) - ($5.0) million

●	Capital expenditures, which principally include internally capitalized labor costs supporting the growth of our music platform, in the range of $3.0 - $5.0 million

●	Expectation to livestream over 100 music festivals and events

** With respect to projected full year 2021 Adjusted Operating Loss*, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted Operating Loss*. We expect that the variability of these items could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Second Quarter 2021 and 2020 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019
Revenue	$14,559	$9,583
Operating loss	$(7,126)	$(9,932)
Adjusted Operating Loss*	$(1,390)	$(3,705)
Net Loss	$(10,189)	$(10,619)
Loss per share - basic and diluted	$(0.15)	$(0.19)

Second Quarter 2021 Results Summary Discussion

During Q2 fiscal 2021, LiveXLive posted record revenue of $14.6 million versus $9.6 million in Q2 fiscal 2020. The increase was largely due to the growth in advertising, sponsorship, and PPV ticketing revenue offset by a decrease in subscription revenue as a result of certain subscribers subject to a contractual dispute. Paid subscribers as of September 30, 2020 increased 21% to 936,000, a net increase of 161,000 as compared to 775,000 subscribers at September 30, 2019. Included in the total number as of September 30, 2020 are certain subscribers which are the subject of a contractual dispute. LiveXLive is currently not recognizing revenue related to these subscribers.

LiveXLive livestreamed 29 live events during Q2 2021, as compared to 10 in Q2 2020, significantly reduced the cost per event, and made incremental investments to drive long-term growth. These growth activities drove a net loss of ($10.2) million, loss from operations of ($7.1) million and AOL* of ($1.4) million in Q2 fiscal 2021.

Q2 fiscal 2021 Operating Loss of ($7.1) million was lower as compared to a ($9.9) million Operating Loss in Q2 fiscal 2020. The $2.8 million improvement was largely driven by (i) a $3.1 million improvement in contribution margin* in Q2 fiscal 2021, as compared to Q2 fiscal 2020, driven by higher sponsorship revenue and a decrease in production expenses, and the addition of PodcastOne during the quarter, and (ii) offset by increased operating expenses of $0.3 million, primarily as a result of the addition of Podcast One.

Q2 fiscal 2021 AOL* of ($1.4) million improved by 62% or $2.3 million when compared to Q2 fiscal 2020 AOL* of ($3.7) million, driven by improved contribution margin* and operating expenses during the period. Q2 fiscal 2021 AOL* was driven by Operations loss of ($0.1) million and Corporate loss of ($1.3) million.

Capital expenditures for Q2 fiscal 2021 totaled approximately $0.8 million, which were largely driven by capitalized software costs associated with development of our integrated music player and PPV services in Q2 fiscal 2021.

At September 30, 2020, LiveXLive had approximately $21.0 million in cash and cash equivalents, which includes restricted cash of $0.2 million.

Conference Call and Webcast

LiveXLive will host a live conference call and audio webcast to provide a business update and discuss its second quarter fiscal 2021 results on Monday, November 16, 2020, beginning at 4:30 PM ET / 1:30 PM PT.

*	Refer to “About Non-GAAP Financial Measures” within this release for definitions of Adjusted Operating Income, Adjusted Operating Loss and Contribution Margin (Loss).

Conference Call & Webcast Information:

WHEN: Monday, November 16 at 4:30 PM ET / 1:30 PM PT

DOMESTIC DIAL-IN: 844-746-0736

INTERNATIONAL DIAL-IN: 412-317-0796

The live call via webcast can be accessed on the Investor Relations section of LiveXLive’s website at http://ir.livexlive.com/upcoming-events.

The webcast will also be available on the Investor Relations section of LiveXLive’s website for a period of time following the completion of the call.

About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the “Company”) (pronounced Live “by” Live) is a global platform for livestream and on-demand audio, video and podcast content in music, comedy, and pop culture. LiveXLive, which has streamed over 1500 artists since January 2020, has become a go-to partner for the world’s top artists and celebrity voices as well as music festivals and concerts, including Rock in Rio, EDC Las Vegas, and many others. In April 2020, LiveXLive produced its first 48-hour music festival called “Music Lives” with tremendous success as it earned over 50 million views and over 5 billion views for #musiclives on TikTok with over 100 performances. The Company’s library of global events, video-audio podcasts and original shows are also available on Amazon, Apple TV, Roku and Samsung TVs in addition to its own app, destination site and social channels. The Company’s wholly-owned subsidiary, PodcastOne, generates more than 2.1 billion downloads annually across more than 350 podcast episodes produces weekly. For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok, Twitter at @livexlive, and YouTube.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss), Adjusted Operating Income (“AOI”) and Adjusted Operating Loss (“AOL”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and AOL to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOL is not calculated or presented in accordance with GAAP. A limitation of the use of AOL as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOL should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOL as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as revenue less Cost of Sales. AOI/AOL is defined as operating income (loss) before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense.  Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2021 AOL, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from AOL. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Certain statements contained in this earnings release (or otherwise made by us or on our behalf from time to time in other reports, filings with the U.S. Securities and Exchange Commission (the “SEC”), news releases, conferences, internet postings or otherwise) that are not statements of historical fact constitute “forward-looking statements” notwithstanding that such statements are not specifically identified. These forward-looking statements relate to our expectations or forecasts for future events, including without limitation our earnings, revenues, expenses, Adjusted Operating Income, Adjusted Operating Loss, Contribution Margin (Loss), capital expenditures or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “hope,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are not guarantees of future performance and are based on information available to us as of the date of this release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, risks and uncertainties, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate any proposed financing or acquisitions and the timing of the closing of such proposed transactions, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of any proposed transaction will not occur; the Company’s ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid subscribers; the Company identifying, acquiring, securing and developing content; successfully implementing the Company’s growth strategy, including relating to its technology platforms and applications; ability to integrate the Company’s acquired businesses and the ability of the combined businesses to grow; the ability of the Company’s executive officers to manage expected growth profitably; the outcome(s) of any legal proceedings pending or that may be instituted against the Company, its subsidiaries or third parties to whom the Company may owe indemnification obligations; changes in laws or regulations that apply to the Company or its industry; the Company’s ability to recognize and timely implement future technologies in the music and livestreaming space; the Company’s ability to capitalize on investments in developing its service offerings, including LiveXLive app to deliver and develop upon current and future technologies; significant product development expenses associated with the Company’s technology initiatives; the Company’s ability to deliver end-to-end network performance sufficient to meet increasing customer demands; the Company’s ability to timely and economically obtain necessary approval(s), releases and or licenses on a timely basis for the use of its music content on its service platform; the Company’s ability to obtain and maintain international authorizations to operate its service over the proper foreign jurisdictions its customers utilize; the Company’s ability to expand its service offerings and deliver on its service roadmap; the Company’s ability to timely and cost-effectively produce, identify and or deliver compelling content that brands will advertise on and or customers will purchase and or subscribe to across the Company’s platform; the effects of the global Covid-19 pandemic; general economic and technological circumstances in the music and livestreaming digital markets; the Company’s ability to obtain and maintain licenses for content used on legacy music platforms; the loss of, or failure to realize benefits from, agreements with our music labels, publishers and partners; unfavorable economic conditions in the airline industry and economy as a whole; the Company’s ability to expand its domestic or international operations, including the Company’s ability to grow its business with current and potential future music labels, festivals, publishers, or partners; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to the Company’s equipment or geopolitical restrictions; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in the Company’s projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of the Company’s business plans and technology roadmap or the Company’s plans of expansion in North America and internationally; fluctuation in the Company’s operating results; the demand for live and music streaming services and market acceptance for our products and services; the Company’s ability to generate sufficient cash flow to make payments on its indebtedness; the Company’s incurrence of additional indebtedness in the future; the Company’s ability to repay the convertible notes at maturity or to repurchase the convertible notes upon a fundamental change or at specific repurchase dates; the effect of the conditional conversion feature of the convertible notes; the Company’s compliance with the covenants in its senior notes; risks and uncertainties applicable to the businesses of the Company’s subsidiaries and other risks, uncertainties and factors, including, but not limited to, those described in the Company’s 2020 Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 26, 2020, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 16, 2020, and in the Company’s other filings with the SEC. The forward-looking statements contained in this press release speak only as of the date the statements were made. The Company does not undertake any obligation to update these forward-looking statements, unless required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

LiveXLive IR Contact:
310.529.2500
ir@livexlive.com

LiveXLive Press Contact

The Rose Group

Lyndadorf@therosegrp.com

Isabela@Therosegrp.com

Financial Information

The tables below present financial results for the three and six months ended September 30, 2020 and 2019.

LiveXLive Media, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019

Revenue:	$14,559	$9,583	$25,066	$19,081

Operating expenses:
Cost of sales	10,299	8,453	17,960	17,466
Sales and marketing	2,076	2,100	3,422	3,811
Product development	2,288	2,505	4,374	4,928
General and administrative	5,615	5,103	9,600	9,928
Amortization of intangible assets	1,407	1,354	2,658	3,142
Total operating expenses	21,685	19,515	38,014	39,275
Loss from operations	(7,126)	(9,932)	(12,948)	(20,194)

Other income (expense):
Interest expense, net	(1,021)	(940)	(3,099)	(1,810)
Loss on extinguishment of debt	(1,488)	-	(1,488)	-
Other income (expense)	(552)	253	(182)	419
Total other income (expense), net	(3,061)	(867)	(4,769)	(1,391)

Loss before provision for income taxes	(10,187)	(10,619)	(17,717)	(21,585)

Provision for income taxes	(2)	-	(4)	-
Net loss	$(10,189)	$(10,619)	$(17,721)	$(21,585)

Net loss per share – basic and diluted	$(0.15)	$(0.19)	$(0.28)	$(0.40)
Weighted average common shares – basic and diluted	69,035,037	55,891,299	64,127,618	54,115,343

LiveXLive Media, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	March 31,
	2020	2020
Assets
Current Assets
Cash and cash equivalents	$20,744	$5,702
Restricted cash	235	6,735
Accounts receivable, net	8,561	3,889
Prepaid expense and other assets	3,941	1,396
Total Current Assets	33,481	17,722
Property and equipment, net	3,617	3,397
Goodwill	21,517	9,672
Intangible assets, net	22,322	23,198
Other assets	76	127
Total Assets	$81,013	$54,116

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$20,737	$30,723
Accrued royalties	15,724	13,071
Notes payable, net	1,862	331
Deferred revenue	1,677	949
Unsecured convertible notes, net	5,300	-
Senior secured convertible debentures, net	-	2,720
Total Current Liabilities	45,300	47,794
Senior secured convertible debentures, net	-	6,505
Unsecured convertible notes, net	1,818	6,794
Senior secured convertible notes, net	12,874	-
Notes payable, net	1,106	-
Other long-term liabilities	6,609	45
Deferred income taxes	108	108
Total Liabilities	67,815	61,246

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 71,689,101 and 58,984,382 shares issued and outstanding, respectively	72	59
Additional paid in capital	158,968	120,932
Accumulated deficit	(145,842)	(128,121)
Total stockholders’ equity (deficit)	13,198	(7,130)
Total Liabilities and Stockholders’ Equity (Deficit)	$81,013	$54,116

Reconciliation of Non-GAAP Measure to GAAP Measure

(In thousands)

(Unaudited)

LiveXLive Media, Inc.

Adjusted Operating Income (Loss)* Reconciliation

	Contribution Margin	Operating Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs	Other Non- Operating Costs	Adjusted Operating Loss*
Three Months Ended September 30, 2020
Operations	$4,260	$(3,968)	$2,221	$1,167	$-	$453	$(127)
Corporate	-	(3,158)	-	1,292	81	522	(1,263)
Total	$4,260	$(7,126)	$2,221	$2,459	$81	$975	$(1,390)

Three Months Ended September 30, 2019
Operations	$1,130	$(6,069)	$1,984	$1,969	$-	$45	$(2,071)
Corporate	-	(3,863)	-	790	-	1,439	(1,634)
Total	$1,130	$(9,932)	$1,984	$2,759	$-	$1,484	$(3,705)

	Contribution Margin	Operating Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non-Recurring Acquisition and Realignment Costs	Other Non- Operating Costs	Adjusted Operating Income (Loss)*
Six months Ended September 30, 2020
Operations	$7,106	$(6,433)	$4,195	$2,518	$-	$707	$987
Corporate	-	(6,515)	-	2,823	371	889	(2,432)
Total	$7,106	$(12,948)	$4,195	$5,341	$371	$1,596	$(1,445)

Six months Ended September 30, 2019
Operations	$1,615	$(13,088)	$4,213	$3,140	$-	$45	$(5,690)
Corporate	-	(7,106)	2	2,736	-	1,764	(2,604)
Total	$1,615	$(20,194)	$4,215	$5,876	$-	$1,809	$(8,294)

(1)	Non-Recurring Acquisition and Realignment Costs principally include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period.
(2)	Other Non-Recurring Costs principally include certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live -event distribution agreement post COVID-19.

*	See the definition of Adjusted Operating Income and Adjusted Operating Loss under “About Non-GAAP Financial Measures” within this release.

Reconciliation of Non-GAAP Measure to GAAP Measure

(In thousands)

(Unaudited)

LiveXLive Media, Inc.

Contribution Margin* Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 31,
	2020	2019	2020	2019

Revenue:	$14,559	$9,583	$25,066	$19,081

Less Cost of Sales:	(10,299)	(8,453)	(17,960)	(17,466)

Contribution Margin*	$4,260	$1,130	$7,106	$1,615

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

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